Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Market Leader, Inc.

We consent to the use of our reports dated March 15, 2013, with respect to the consolidated balance sheets of Market Leader, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of operations, shareholders’ equity and cash flows for the years then ended, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2012, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Seattle, Washington

July 8, 2013